                                                                   EXHIBIT 10.16

                                Grubb & Ellis Company
                                One Montgomery Street
                                   Telesis Tower
                                San Francisco, CA 94104



                                  November 15, 1995





Mr. Allan D. Schuster
3937 Merriweather Woods
Alpharetta, Georgia 30202

         Re:  LETTER AGREEMENT OF EMPLOYMENT
              ------------------------------

Dear Allan:

         This letter confirms the terms of your employment with Grubb & Ellis Company (the "Company").

         POSITION. You will be Chief Executive Officer and President of the Company. You will be elected to serve on the Board of Directors of the Company, and during the Period of Contract Employment (as defined below) you will be nominated to serve as a director upon expiration of your term as a director and will serve as a director at the pleasure of the Company's stockholders. You will also serve as Chief Executive Officer, and be a member of the Board of Directors, of such subsidiaries of the Company as the Board of Directors of the Company determines (the "Designated Subsidiaries"). You will serve at the pleasure of the Board of Directors of the Company and will report directly to the Chairman and Board of Directors of the Company. In such capacities, you will work closely with other members of the management team to accomplish the goals of the Company and the Designated Subsidiaries.

         DUTIES AND RESPONSIBILITIES. Subject to control of the Board of Directors of the Company and the Designated Subsidiaries, you will direct the day-to-day operations of the Company and the Designated Subsidiaries and you will formulate plans and policies to achieve overall corporate objectives and targeted profitability, including: (i) creating, approving and implementing broad corporate policies, procedures and organizational structure; (ii)

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

    establishing and monitoring short-term and long-term plans consistent with overall profit and growth objectives; (iii) providing advice, guidance and direction to carry out major plans and procedures consistent with policies established by Board of Directors of the Company or a Designated Subsidiary; (iv) monitoring and analyzing operating results to ensure that corporate performance is satisfactorily maintained; and (v) performing additional assignments as directed by the Chairman of the Company or the Board of Directors of the Company or the Designated Subsidiaries.

         PERIOD OF CONTRACT EMPLOYMENT. As used herein, the term "Period of Contract Employment" means the period beginning on the date hereof and ending on the earlier of December 31, 2000 or at the time of the Termination of Contract Employment (as defined below under the caption "Termination"). The Period of Contract Employment may be extended by a written agreement signed by you and the Company; PROVIDED, that if the Company offers to extend your employment beyond December 31, 2000, such offer must include a compensation arrangement that includes an amount of
                Base Salary (as defined below under the caption "Annual Base Salary") equal to or greater than the amount of Base Salary paid or payable during calendar year 2000 and, with respect to Target Bonus (as defined below under the caption "Bonus Compensation"), includes an amount equal to or greater than the Target Bonus applicable in calendar year 2000. Notwithstanding the foregoing, neither you nor the Company will have any obligation to extend the Period of Contract Employment. If you remain in the employ of the Company following the Period of Contract Employment and any extension thereof in accordance with this paragraph, such employment will be at will unless different terms of employment are established in writing.

         ANNUAL BASE SALARY. During the Period of Contract Employment the Company agrees to pay you a base salary (the "Base Salary") in the annual amount set forth below:

     Calendar             Base Salary
     --------             -----------
       Year
       ----
       1995               $350,000     (prorated for portion of year employed
                                        by the Company)
       1996               $350,000
       1997               $350,000
       1998               $380,000
       1999               $400,000

                                                                              57

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       2000               $415,000

         The Base Salary will be payable as current salary, in installments (not less frequent than monthly) subject to all applicable withholding and deductions, in accordance with the Company's customary payroll practices.

         BONUS COMPENSATION. During the Period of Contract Employment, you will be entitled to receive annual bonus compensation ("Bonus Compensation") comprised of a target bonus (the "Target Bonus") and a special bonus (the "Special Bonus"). Bonus Compensation, if earned, will be payable after December 31 of the calendar year in which the Bonus Compensation was earned in one lump sum in accordance with the Company's customary payroll practices, but in no event later than 90 days after the end of such calendar year.

         During the Period of Contract Employment and upon the completion of each of the calendar years 1996 and 1997, the Company agrees to pay you a minimum Target Bonus equal to $175,000 with a maximum bonus amount to be established in the sole discretion of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") based on the achievement of performance factors to be established by the Compensation Committee after consultation with you. During the Period of Contract Employment and with respect to calendar year 1998 and calendar years thereafter, you will be eligible to receive a Target Bonus based upon achievement of performance factors to be established by the Compensation Committee after consultation with you. For each performance factor, after consultation with you the Compensation Committee will establish quantitative performance standards and an accompanying Target Bonus equal to fifty percent (50%) of your Base Salary for the applicable year, subject to increase or decrease in the event such quantitative performance standards are exceeded or not met, as the case may be.

         During the Contract Period of Employment, you will be eligible to receive a Special Bonus with respect to calendar years 1998, 1999 and 2000. The Special Bonus will be payable in the event the Company's Net Income for the twelve months ending December 31 of a given year equals or exceeds a level as set forth below (the "Earnings Level"). For purposes of determining whether the Earnings Level is achieved for a given calendar year, Net Income means after-tax, net income as reported in the Company's Consolidated Statement of Operations in a manner consistent with the Company's accounting practices used as of the date hereof but excluding extraordinary items of income and expense.
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    For purposes of this letter agreement, any annual amount of depreciation and amortization expense in excess of $2,000,000 will be deemed an extraordinary expense and will not be included in determining Net Income. You will have the right to request the Company's principal accounting officer to provide a presentation of the Company's Net Income for a given calendar year calculated in a manner consistent with the accounting practices used as of the date hereof.

                    Calendar Year          Earnings Level
                    -------------          --------------
                      1998                  $14,500,000
                      1999                  $17,000,000
                      2000                  $20,000,000


         In the event the Company achieves the Earnings Level during a given calendar year, the Company agrees to pay you a Special Bonus equal to $333,000 (the "Special Bonus Amount"). In the event the Company achieves at least eighty-five percent (85%) but less than one hundred percent (100%) of the Earnings Level in a given calendar year, the Company agrees to pay you a pro-rata share of the Special Bonus Amount in an amount equal to the percentage of the Earnings Level achieved by the Company that year. To the extent that the Company's Net Income for a given calendar year exceeds the Earnings Level, you will have the right to deduct the aggregate amount of such excess in such portions as you direct (PROVIDED that the aggregate amount of such portions does not exceed the aggregate amount of such excess) from the specified Earnings Level of any preceding and/or any succeeding calendar year for which you were eligible to earn a Special Bonus but for which the full Special Bonus Amount was not earned, and the Company agrees to pay you the Special Bonus for such prior and/or succeeding calendar year in accordance with the Earnings Level, as adjusted.

         EQUITY INCENTIVE. Concurrent with the execution of this letter agreement and pursuant to the Company's 1990 Amended and Restated Stock Option Plan (the "Plan"), the Company has granted you a non-qualified stock option (the "Option") to purchase 500,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), at an exercise price equal to the closing price of the Common Stock on The New York Stock Exchange on the date of such grant. The Option vests in five equal, annual installments commencing on December 31, 1996, provided you are still employed by the Company on each such installment date. Notwithstanding the foregoing, the option agreement with respect to the Option (the "Stock Option Agreement") provides that the Option becomes fully vested in the

                                                                              59

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event the Company achieves the Earnings Level in calendar year 1998 or 1999 or in the event of a Change of Control Termination (as defined below under the caption "Change of Control Termination"). Except as otherwise provided herein or in the Stock Option Agreement and subject to the following paragraph, the Option may be exercised at any time in accordance with the provisions of the Plan, if and to the extent vested, until the tenth anniversary of the date of grant.

         The Company will amend the Plan to permit you to exercise the Option as contemplated by this letter agreement and the grant of the Option is subject to such amendment. The failure of the Company to amend the Plan during calendar year 1996 shall entitle you to terminate your employment as if a Change of Control Termination had occurred.

         BENEFITS. During the Period of Contract Employment, you will be entitled to participate in or receive benefits under any employee benefit plan or other arrangement including, but not limited to, any medical, dental, retirement, disability, life insurance, sick leave and vacation plans or arrangements generally made available by the Company to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; PROVIDED, that such plans and arrangements are made available at the discretion of the Company and nothing in this letter agreement establishes any right on your part to the availability or continuance of any such plan or arrangement.

         EXPENSES AND OFFICE SPACE. The Company agrees that during the Period of Contract Employment, you will be reimbursed for reasonable documented traveling and entertainment expenses directly related to the business of the Company or any Designated Subsidiary and you will be furnished office space, assistance and accommodations within the Company's place of business suitable to the character of your position with the Company and adequate for the performance of your duties hereunder. The Company also will reimburse you for membership fees to organizations and societies related to the Company's business. During the Period of Contract Employment, you agree that you will maintain and use your private airplane as may be necessary or required to perform and fulfill your duties and responsibilities with the Company. To the extent that you pilot yourself for business air travel, the Company will reimburse you at the standard coach fare for such air travel.

         RELOCATION AND REIMBURSEMENT.  You will be resident in

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

    the Company's offices located in Rosemont, Illinois and you agree to relocate to the Chicago area within such time period as is appropriate to effect your orderly transition to your position with the Company or following the reasonable request of the Board of Directors of the Company on or after July 1, 1996. You will be entitled to reimbursement for the reasonable expenses for moving household goods incurred by you in connection with your relocation from Atlanta, Georgia to the Chicago area, for the customary commission paid by you in connection with the sale of your current, primary residence in Atlanta, and for the customary closing costs paid by you in connection with the purchase of a residence in the Chicago area. The Company is not obligated to purchase your Atlanta residence. The Company will reimburse you for the cost of coach-class plane fare for a reasonable number of round-trips for you and/or your wife from Atlanta in connection with searching for a residence in the Chicago area. During the first 90 days of your temporary residence in the Chicago area, the Company will reimburse you for reasonable and customary expenses incurred by you in connection with commuting to or from the Company's Rosemont offices (including accommodation, meals and transportation). The Company will not reimburse you for any tax liability associated with your movement of household goods, the commission paid by you in connection with the sale of your residence or the closing costs associated with the purchase of a residence in the Chicago area. Except as set forth above, you will bear all expenses, costs and capital losses associated with your relocation.

         TERMINATION. Your employment hereunder will terminate upon the first to occur of the following circumstances (any such termination and any termination pursuant to this section is referred to herein as a "Termination of Contract Employment").

              EXPIRATION. Your employment hereunder will terminate on December 31, 2000 unless you and the Company agree to extend the Period of Contract Employment pursuant to the paragraph above captioned "Period of Contract Employment." In the event of such termination, you will be paid:

              (i) all earned but unpaid Base Salary (including any of such amount deferred, which amount of deferred Base Salary will be paid within five business days after the date of termination notwithstanding anything herein to the contrary) to and including the date of termination, payable in a lump sum within five business days after the date of termination;

              (ii) all earned but unpaid Bonus Compensation (including any of such amount deferred, which amount of deferred Bonus Compensation will be paid within five business days after the date of termination notwithstanding anything herein to the contrary) to and including the date of termination, payable when such amount would have been otherwise payable in accordance with the Company's customary payroll practices but in no event later than April 1, 2001; and

              (iii) six months' Base Salary (based on the Base Salary paid during the first six months of the calendar year 2000), payable over the first six months of 2001 when such amounts would have been otherwise payable in accordance with the Company's customary payroll practices, PROVIDED that the Company will not be obligated to make any payment to you pursuant to this clause
              (iii) if, on or prior to June 30, 2000, the Company offers to extend your employment for at least one year and such offer includes a compensation arrangement that includes an amount of Base Salary equal to or greater than the amount of Base Salary paid or payable during calendar year 2000 and with respect to Target Bonus, includes an amount equal to or greater than the Target Bonus applicable in calendar year 2000, and you decline such offer.

              After expiration of your initial term of employment with the Company pursuant to this subsection, the Option may be exercised in accordance with the Plan through the term of the Option and thereafter any unexercised portion of the Option will be forfeited.

              DEATH OR DISABILITY. Your employment hereunder will terminate upon your death or disability. In the event of such termination, you or your estate will be paid:

              (i) all earned but unpaid Base Salary (including any of such amount deferred) to and including the date of termination, payable in a lump sum within five business days after the date of termination;

              (ii) all Bonus Compensation earned with respect to calendar years ended prior to the date of termination
              (including any of such amount deferred, which amount of deferred Bonus Compensation will be paid within five business days after the date of termination notwithstanding anything herein to the contrary) but which is unpaid as of the date of termination, payable in a lump sum within five business days after the effective date of the termination, PROVIDED that in the event the Company has not determined as of the date of termination the amount of Bonus Compensation payable pursuant to this clause
              (ii), the amount paid pursuant to this clause (ii) will be calculated based upon 80% of Company projections for the calendar year immediately preceding the effective date of termination, and PROVIDED FURTHER that in the event the amount of any projected Bonus Compensation paid pursuant to this clause (ii) is greater or less than the actual amount of Bonus Compensation as calculated in accordance with the Company's customary payroll practices (which calculation will be completed not later than 90 days after the end of the calendar year immediately preceding the termination) then the Company will give you notice of such difference within five business days after making such determination and you or the Company, as the case may be, agree to pay the other party the amount of such difference within 10 business days after such notice is delivered to you;

              (iii) a pro-rata share of the Target Bonus calculated as follows:

                   (A) if the termination occurs on or before June 30 of a given year, you will receive the established Target Bonus for that year pro-rated for the percentage of the year you were employed by the Company, payable in a lump sum within five business days after the effective date of termination; or

                   (B) if the termination occurs on or after July 1 of a given year, you will receive:

                        (I) the established Target Bonus for that year pro-rated up to June 30 of that year, payable in a lump sum within five business days after the effective date of termination; and

                        (II) the pro-rata share of the Target Bonus for the calendar year in which the termination occurred based on the percentage of the year you were employed by the Company less the amount in clause (I) above, payable in a lump sum when such amount would have been otherwise payable in accordance with the Company's customary payroll practices; and

              (iv) if the termination occurs on or after January 1, 1998 and after comparing the Company's financial performance through the end of the month nearest to the date of termination against the approved Company financial plan for the same period, the Company has achieved a level of Net Income such that on a pro forma basis taking into consideration the actual financial performance to the date of termination the Company would have achieved the specified Earnings Level for the calendar year in which the termination occurred, you will receive a pro-rata share of the Special Bonus for the calendar year in which the termination occurred based on the percentage of the calendar year you were employed by the Company, payable in a lump sum by the later to occur of five business days after the date of termination or two business days after the Company prepares final financial reports for the end of the month nearest to the date of termination, which reports will be prepared no later than 12 business days after the end of such month; and

              (v) any amounts payable to you by reason of the Company's disability or other benefit plans in effect and applicable to you at the time of such termination, payable when such amounts would be otherwise payable in accordance with the terms and provisions of such plans.

              The Option, to the extent vested at the date of termination, may be exercised in accordance with the Plan within twelve months after termination of your employment with the Company pursuant to this subsection and any unexercised portion of the Option will be forfeited.

              For purposes of this subsection, "disability" means your failure, during the Period of Contract

         Employment, to render services to the Company for a continuous period of 120 days because of your physical or mental disability during said period. If there should be any dispute between the Company and you as to your physical or mental disability at any time, such question will be settled by the opinion of an impartial reputable physician agreed upon for the purpose by the Company and you or our respective representatives, or failing such agreement within ten days of a written request therefor by either of us to the other, then one designated by the then president of the Chicago Medical Society. The certificate of such physician as to the matter in dispute will be final and binding on you and the Company.

              Nothing in this subsection will be construed to waive your rights, if any, under existing law including the Family and Medical Leave Act and the Americans with Disabilities Act and the provisions of this subsection will be construed so as to assure compliance with such laws.

              COMPANY CONVENIENCE. The Company may terminate your employment hereunder without cause at any time by giving written notice ("Termination Notice") to you. Such termination will become effective upon the date specified in the Termination Notice, which date will be on or after the date such Termination Notice is delivered to you. In the event of such termination, you will be paid:

              (i) all earned but unpaid Base Salary (including any of such amount deferred) to and including the date of termination, payable in a lump sum within five business days after the date of termination;

              (ii) the amount of Base Salary you would have otherwise earned during the twelve months following the termination, payable over a twelve month period when such amounts would have been otherwise payable in accordance with the Company's customary payroll practices;

              (iii) all Bonus Compensation earned with respect to calendar years ended prior to the date of termination (including any of such amount deferred, which amount of deferred Bonus Compensation will be paid within five business days after the date of termination notwithstanding anything herein to the contrary) but which is

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              unpaid as of the date of termination, payable in a lump sum within five business days after the effective date of the termination, PROVIDED that in the event the Company has not determined as of the date of termination the amount of Bonus Compensation payable pursuant to this clause (iii), the amount paid pursuant to this clause (iii) will be calculated based upon 80% of Company projections for the calendar year immediately preceding the effective date of termination, and PROVIDED FURTHER that in the event the amount of any projected Bonus Compensation paid pursuant to this clause (iii) is greater or less than the actual amount of Bonus Compensation as calculated in accordance with the Company's customary payroll practices (which calculation will be completed not later than 90 days after the end of the calendar year immediately preceding the termination) then the Company will give you notice of such difference within five business days after making such determination and you or the Company, as the case may be, agree to pay the other party the amount of such difference within 10 business days after such notice is delivered to you;

              (iv)

                   (A) if the effective date of the termination is prior to January 1, 1998:

                        (I) the pro-rata share of the Target Bonus for the calendar year in which the termination occurred based on the percentage of the calendar year you were employed by the Company, payable in a lump sum within five business days after the date of termination; and

                        (II) an amount equal to fifty percent (50%) of the Base Salary that you would have otherwise earned during the calendar year following the year in which the termination occurred, payable in equal installments over the twelve months following the effective date of the termination in accordance with the Company's customary payroll practices; or

                   (B) if the effective date of the termination

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                   is on or after January 1, 1998:

                        (I) an amount based on Target Bonus calculated as follows:

                             (a) if the termination occurs on or before June 30 of a given year, you will receive the established Target Bonus for that calendar year pro-rated for the percentage of the calendar year you were employed by the Company, payable in a lump sum within five business days after the effective date of termination; or

                             (b) if the termination occurs on or after July 1 of a given year, you will receive:

                                  (1) the established Target Bonus for that year pro-rated up to June 30 of that year, payable in a lump sum within five business days after the effective date of termination; and

                                  (2) the pro-rata share of the Target Bonus for the calendar year in which the termination occurred based on the percentage of the year you were employed by the Company less the amount in clause (1) above, payable in a lump sum when such amount would have been otherwise payable in accordance with the Company's customary payroll practices; and

                        (II) if the termination occurs on or after January 1, 1998 and after comparing the Company's financial performance through the end of the month nearest to the date of termination against the approved Company financial plan for the same period, the Company has achieved a level of Net Income such that on a pro forma basis taking into consideration the actual financial performance to the date of termination the Company would have achieved the specified Earnings Level for the calendar year in which the termination occurred, you will receive a pro-rata share of the Special Bonus for the calendar year in which the termination occurred based on the percentage of the calendar year you were employed by the Company, payable in a lump sum by the later to occur of five business days after the date of termination or two business days after the Company prepares final financial reports for the end of the month nearest to the date of termination, which reports will be prepared no later than 12 business days after the end of such month; and

                        (III) an amount equal to fifty percent (50%) of the Base Salary that you would have otherwise earned during the calendar year following the year in which the termination occurred, payable in equal installments over the twelve months following the effective date of the termination in accordance with the Company's customary payroll practices.

              The Option, to the extent vested at the date of termination, may be exercised in accordance with the Plan within 24 months after the effective date of termination of your employment with the Company pursuant to this subsection and any unexercised portion of the Option will be forfeited.

              EXECUTIVE CONVENIENCE. You may terminate your employment hereunder without cause at any time by giving a Termination Notice to the Company. Such termination will become effective upon the date specified in the Termination Notice, provided that such date is at least sixty days after the date of the Termination Notice. In the event of such termination, you will be paid:

              (i) all earned but unpaid Base Salary (including any of such amount deferred) to date of termination, payable in a lump sum within five business days after the effective date of the termination; and

              (ii) all Bonus Compensation earned with respect to calendar years ended prior to the date of termination (including any of such amount deferred, which amount of deferred Bonus Compensation will be paid within five business days after the date of termination notwithstanding anything herein to the contrary) but which is unpaid as of the date of termination, payable in a lump sum within five business days after the effective date of the termination, PROVIDED that in the event the Company has not determined as of the date of termination the amount of Bonus Compensation payable pursuant to this clause (ii), the amount paid pursuant to this clause (ii) will be calculated based upon 80% of Company projections for the calendar year immediately preceding the effective date of termination, and PROVIDED FURTHER that in the event the amount of any projected Bonus Compensation paid pursuant to this clause (ii) is greater or less than the actual amount of Bonus Compensation as calculated in accordance with the Company's customary payroll practices (which calculation will be completed not later than 90 days after the end of the calendar year immediately preceding the termination) then the Company will give you notice of such difference within five business days after making such determination and you or the Company, as the case may be, agree to pay the other party the amount of such difference within 10 business days after such notice is delivered to you.

              The Option, to the extent vested at the date of termination, may be exercised in accordance with the Plan within three months after the effective date of termination of your employment with the Company pursuant to this subsection and any unexercised portion of the Option will be forfeited.

              FOR CAUSE BY COMPANY. The Company may terminate your employment at any time for cause by giving a Termination Notice to you. Unless otherwise specified in the Termination Notice, such termination will become effective immediately upon giving of such Termination Notice. In the event of such termination, the terms with respect to Base Salary, Bonus Compensation and the Option will be the same as those set forth in the paragraph captioned "--Executive Convenience." For purposes of this subsection, "cause" means: (i) your failure to remedy any breach of this letter agreement or serious breach of Company policy, or any gross negligence on your part, which failure or gross negligence shall continue for 30 days after receipt of written notice from the Company's Board of Directors regarding such breach or gross negligence; or (ii) serious, willful misconduct by you, including, self-dealing, disloyalty, the commission of any felony, or any act of dishonesty, fraud or other crime against the Company or a Designated Subsidiary.

              CHANGE OF CONTROL. You or the Company may terminate your employment hereunder (a "Change of Control Termination") after the occurrence of a Trigger Event or of both (a) a Change of Control and
         (b) any Termination Event by giving a Termination Notice to the other party. Such termination will become effective upon the date specified in the Termination Notice, which date shall be on or after the date such Termination Notice is delivered to the other party. In the event of a Change of Control Termination, the terms with respect to Base Salary, Bonus Compensation and severance will be the same as those set forth in the paragraph captioned "--Company Convenience"; PROVIDED that the amounts required to be paid pursuant to clauses (ii) and
         (iv)(B)(III) therein will be payable within five business days after the date of termination. The Option will become fully vested in the event of a Change of Control Termination and may be exercised in accordance with the Plan within 24 months after the effective date of termination of your employment with the Company pursuant to this subsection and any unexercised portion of the Option will be forfeited.

              For purposes of this subsection, Trigger Event means (i) the Company is liquidated or the Company sells or disposes of all or substantial assets of the Company such that your ability to earn the Target Bonus and/or the Special Bonus will be materially jeopardized solely as a result of such sale, disposition or liquidation and/or
         (ii) the securities of Company cease for more than 60 consecutive days to be listed or quoted on any national securities exchange or market, PROVIDED that this clause (ii) will not be deemed a Trigger Event if the Company uses its best efforts to have the securities of the Company listed or quoted on any national securities exchange or market. Notwithstanding anything herein to the contrary, no

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         Trigger Event will be deemed to have occurred for purposes of this letter agreement if in connection with or by virtue of such Trigger Event, you receive an amount equal to the established Target Bonus for the calendar year in which such Trigger Event occurred, an amount equal to the Special Bonus Amount, if any, payable in such year, and an amount equal to or greater than $10.00 for each share of Common Stock vested pursuant to the Option.

              For purposes of this subsection, Change of Control means the occurrence of one or more of the following events:

              (1) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (together with any comparable provisions of any successor statute, the "Exchange Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any employee benefit plan of the Company or its affiliates, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

              (2) persons who, as of the date of this letter agreement, constituted the Company's Board of Directors (the "Incumbent Board") cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction or event, to constitute at least one-third (1/3) of the Board of Directors, provided that any person becoming a director of the Company subsequent to the date of this letter agreement whose election was approved by at least a majority of the directors then comprising the Incumbent Board will, for purposes of this clause (2), be considered a member of the Incumbent Board; or

              (3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining

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

         outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.

              Notwithstanding anything in the foregoing to the contrary, no Change of Control will be deemed to have occurred for purposes of this letter agreement by virtue of or in connection with (i) any transaction which results in you, or any "person" (as such term is used in Sections 13(d) or 14(d)(2) of the Exchange Act) which includes you, acquiring, directly or indirectly, 30% or more of the combined voting power of the Company's then outstanding securities, or (ii) any distribution by Warburg, Pincus Investors, L.P. or its affiliates (collectively, "Warburg") of the Company's securities to investors of Warburg.

              For purposes of this subsection, Termination Event means the occurrence of one or more of the following events:

              (1) a material adverse change of your title or position or a material adverse change in the responsibilities and/or duties exercised by you before the Change of Control; or

              (2) as a result of a Change of Control, you are unable to exercise substantially the responsibilities, authorities, powers, functions or duties exercised by you before the Change of Control; or

              (3) the relocation beyond the Chicago metropolitan area (MSA) or beyond 25 miles of your residence or the offices at which you are principally employed as of the Change of Control; or

              (4) a reduction of your Base Salary or a material reduction in your ability to earn a Target Bonus and/or Special Bonus solely by reason of (a) the Company's entering one or more new core businesses and/or (b) the Company's accelerating expenditures in a manner materially different than that before the Change of

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         Control with the express purpose of decreasing the amount of Net
         Income during the remaining Period of Contract Employment and increasing Net Income thereafter, PROVIDED that this clause (4) will be deemed a Termination Event only after an event described in clauses
         (1), (2) and (3) under Change of Control above.

         For purposes of this letter agreement, Bonus Compensation will be earned only upon completion of the entire calendar or fiscal year with respect to which such Bonus Compensation is calculated; PROVIDED that a pro-rata share of Bonus Compensation may be earned in accordance with the provisions of this letter agreement under the captions "Termination--Death or Disability," "--Company Convenience" and "--Change of Control." The Company reserves the right to change its fiscal year and the Company and you agree to use reasonable good faith efforts to adjust the terms and provisions of this letter agreement so that the parties are in substantially the same economic position after such change in the fiscal year.

         FULL-TIME EXECUTIVE. You hereby covenant and agree that during the Period of Contract Employment you will faithfully and in conformity with the directions of the Company's Board of Directors perform the duties of your employment hereunder, and that you will be a full-time employee of the Company and that you will devote to the performance of said duties all such time and attention as said duties reasonably require, taking, however, from time to time (as the Company agrees that you may) reasonable vacations.

         NO DETRACTION FROM PERFORMANCE. You hereby consent and agree that during the Period of Contract Employment you will not, without the express consent of the Company's Board of Directors or a committee thereof to which such authority is delegated by the Company's Board of Directors, become actively associated with or engaged in any business other than that of the Company, or a division, or subsidiary of the Company that would detract from the performance of your duties to the Company or any Designated Subsidiary, and you will do nothing inconsistent with such duties. Notwithstanding anything herein to the contrary, you may serve on any Board of Directors or similar governing body of an organization that is not a Competing Business, and you may continue to serve on any Board of Directors or similar governing body on which you currently serve, including the Board of Directors of Avalon.
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

         CONFIDENTIAL INFORMATION. It is recognized by you and the Company that your duties during the Period of Contract Employment will entail the receipt of confidential information concerning not only the Company's and the Designated Subsidiaries' current operations and procedures but also their respective short-term and long-term plans. You hereby covenant and agree that during the Period of Contract Employment and at any time thereafter, you will not disclose to anyone outside of the Company or any Designated Subsidiary, except as appropriate in the course of performing your duties hereunder, or use in any activity or business (other than the business of the Company or a Designated Subsidiary), Confidential Information (as defined below) relating to the business of the Company or a Designated Subsidiary, in any way obtained by you while employed by the Company, unless authorized in writing by the Company or a Designated Subsidiary, as the case may be. For purposes of this letter agreement, the term "Confidential Information" includes all information of any nature and in any form which is owned by the Company or a Designated Subsidiary and which is not publicly available or generally known to persons engaged in businesses similar to that of the Company or a Designated Subsidiary, including, but not limited to, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company or a Designated Subsidiary; practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, customers, customer lists or customers' purchases of goods or services from the Company or a Designated Subsidiary; industry contracts; and all other secrets and information of a confidential and proprietary nature. In the event that you are requested or required in connection with a legal proceeding or civil investigative demand to disclose any Confidential Information, you will provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you are nonetheless legally compelled to disclose Confidential Information in connection with such proceedings, then notwithstanding anything in this paragraph to the contrary, you may, without liability hereunder, disclose in any such proceedings only that portion of Confidential Information that you are legally required to disclose; PROVIDED, that you exercise your best efforts to

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

    preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. The agreements set forth in this paragraph will not terminate upon the Termination of Contract Employment.

         CONFLICT OF INTEREST AND BUSINESS ETHICS STATEMENT. You hereby covenant and agree that you will comply with and, if requested, execute such statements relating to conflicts of interest or business ethics in forms satisfactory to the Company's Board of Directors and that during the Period of Contract Employment you will not knowingly engage in any activity which would violate any such statement unless it is otherwise authorized by this letter agreement.

         COMPETING BUSINESS. You hereby covenant and agree that, during the Period of Contract Employment and for one year following the Termination of Contract Employment, you will not have any investment in a Competing Business (as defined below) other than an equity interest of less than five percent (5%) of any company whose securities are listed on The New York Stock Exchange, The American Stock Exchange or quoted on NASDAQ and will not render personal services to any Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof. For purposes of this letter agreement, "Competing Business" means any business which derives a substantial portion of its revenue from business similar or competitive to that now, or at any time during the Period of Contract Employment, conducted by the Company or any Designated Subsidiary, in any metropolitan area, city, county or other political subdivision, where the Company or any Designated Subsidiary presently does business or, at any time during the Period of Contract Employment, will do business. If you breach the agreement contained in this paragraph, such breach may render you liable to the Company for damages therefor and entitle the Company to enjoin you from making such investment or from rendering such personal services. In addition, the Company will have the right in such event to enjoin you from disclosing any Confidential Information concerning the Company or any Designated Subsidiary to any Competing Business, to enjoin any Competing Business from receiving you or using any such Confidential Information and/or to enjoin any Competing Business from retaining or seeking to retain any other employees of the Company or a Designated Subsidiary. Notwithstanding anything herein to the contrary, you may serve on any Board of Directors or

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

    similar governing body of an organization that is not a Competing Business, and you may continue to serve on any Board of Directors similar governing body on which you currently serve, including the Board of Directors of Avalon.

         NO SOLICITATION. You hereby covenant and agree that during the Period of Contract Employment and for two years following the Termination of Contract Employment, you will not, for yourself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company or a Designated Subsidiary any business of any kind in which the Company or a Designated Subsidiary is engaged, including, without limitation, the solicitation of its customers or interference with any of its suppliers or customers; or (ii) solicit for employment any person employed by the Company or a Designated Subsidiary during the period of such person's employment.

         REMEDIES. You and the Company agree that the Company will be irreparably harmed by any violation or threatened violation of any of the foregoing provisions of the paragraphs captioned "Full-Time Executive," "No Detraction from Performance," "Confidential Information," "Conflict of Interest and Business Ethic Statement," "Competing Business" and "No Solicitation" if such provisions are not specifically enforced and therefore that the Company will be entitled to an injunction restraining any violation of such provisions by you, or any other appropriate decree of specific performance. Such remedies will not be exclusive and will be in addition to any other remedy to which the Company may be entitled under this letter agreement or at law.

         GOVERNING LAW. This letter agreement is being made and executed in and is intended to be performed in the State of Illinois and will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

         ENTIRE AGREEMENT. This letter agreement and the Stock Option Agreement comprise the entire agreement between you and the Company relating to the subject matter hereof and as of the date hereof, supersede, cancel and annul all previous employment agreements between the Company (and/or its predecessors) and you, as the same may have been amended or modified, and any of your rights thereunder other than for compensation accrued thereunder as of the date hereof, and supersede, cancel and annul all other prior written and oral agreements between you and the Company or any predecessor to the Company. The terms of this letter agreement are intended by you and the Company to be the final expression of our agreement with respect to your employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. In the event of any conflict between this letter agreement and the Stock Option Agreement, the Stock Option Agreement will control.

         DISPUTES. Any dispute or controversy arising under, out of, in connection with or in relation to this letter agreement will be finally determined and settled by arbitration. Arbitration will be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association (the "AAA") in Chicago, Illinois. The arbitration proceeding will be conducted in Chicago, Illinois by a single arbitrator in accordance with the Expedited Procedures of the Employment Dispute Resolutions Rules of the American Arbitration Association (the "EDR Rules"), except as otherwise provided herein. The arbitrator will be appointed expeditiously in accordance with the EDR Rules and the arbitrator will be mindful of the mutual desire of the parties to conduct the arbitration in an expeditious and efficient manner and the arbitrator is hereby authorized to manage the proceedings in order to accomplish such desire. Except as required by the arbitrator, the parties will have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award will be a final and binding determination of the dispute and will be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties. The prevailing party (as determined by the arbitrator) will be awarded by the arbitrator such party's attorneys' fees and expenses in connection with such proceeding, in addition to any other relief that may be granted. The non-prevailing party (as determined by the arbitrator) will pay the arbitrator's fees and expenses.

         SEVERABILITY; ENFORCEABILITY. In the event that the provisions of the paragraphs captioned "Competing Business" and "No Solicitation", or any portion thereof, should ever be adjudicated by a court of competent jurisdiction in proceedings to which the Company is a proper party to exceed the time or geographic or other limitations permitted by applicable law, then such provisions will be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action, the parties hereby acknowledging their desire that in such event such action to be taken. Without

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

    limiting the foregoing, the covenants contained herein will be construed as separate covenants covering their respective subject matters, including, without limitation, with respect to (a) each of the separate cities, counties, metropolitan areas, and each other political subdivision of the United States in which any of the Company or the Designated Subsidiaries or their respective successors now transact any business or propose to transact business, (b) each business now conducted by the Company or any Designated Subsidiary or their successors, and (c) the Company and the Designated Subsidiaries and their successors separately. In addition to the above, all provisions of this letter agreement are severable, and the invalidity or unenforceability of any provision or provisions of this letter agreement or portions or aspects thereof will not affect the validity or enforceability of any other provision, or portion of this letter agreement, which will remain in full force and effect as if executed with the unenforceable or invalid provision or portion or aspect thereof modified, as set forth above.

         NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party will be effective upon receipt (or refusal of receipt) and will be in writing and delivered personally or sent by telecopy or certified or registered mail, postage prepaid, as follows: if to the Company, addressed to the attention of its General Counsel at the address above with a copy to Grubb & Ellis Company, 10275 W. Higgins Road, Suite 300, Rosemont, IL 60018, attention: General Counsel; and if to you, at the address set forth below under your signature; or at any other address as any party has specified by notice in writing to the other party.

         COUNTERPARTS. This letter agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

         AMENDMENTS; WAIVERS. This letter agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company's Board of Directors and signed by you and the Company. By an instrument in writing similarly executed, you or the Company may waive compliance by the other party with any provision of this letter agreement that such other party was or is obligated to comply with or perform; PROVIDED, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

         NO INCONSISTENT ACTIONS. You and the Company will not voluntarily undertake or fail to undertake any action or course of action inconsistent with, or to avoid or evade, the provisions or essential intent of this letter agreement. Furthermore, it is the intent of the Company and you hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this letter agreement.

         ATTORNEYS' FEES. The Company agrees to reimburse you for reasonable attorneys' fees incurred by you in connection with negotiating and executing this letter agreement up to a maximum amount of $10,000.

         We look forward to working with you.

         If this letter accurately reflects our agreement, please sign and return to the Company the enclosed duplicates of this letter whereupon this letter will become a binding agreement between the Company and you in accordance with its terms.

                                  Very truly yours,

                                  GRUBB & ELLIS COMPANY

                                  /s/ Joe F. Hanauer

                                  Joe F. Hanauer
                                  Chairman





CONFIRMED AND ACCEPTED as of the
date first above written.


/S/ ALLAN D. SCHUSTER
---------------------
Allan D. Schuster
Address: 3937 MERRIWEATHER WOODS
          -----------------------
         ALPHARETTA, GEORGIA
          -------------------
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